Ply Gem Holdings, Inc. Provides Fourth Quarter 2013 Update

Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”, “we” or “our”) expects to report its 2013 full year audited financial results on March 14, 2014. The preliminary financial data for the quarter ended December 31, 2013 included here is unaudited and has been prepared by, and is the responsibility of, management.

While Ply Gem has not yet completed its financial statements for its fourth quarter ended December 31, 2013, the Company currently expects that its fourth quarter net sales will be in the range of approximately $330.0 million to $335.0 million and that its Adjusted EBITDA will be in the range of approximately $15.0 million to $17.0 million for the quarter ended December 31, 2013. While Ply Gem has not provided guidance, the estimated ranges for both net sales and Adjusted EBITDA for the 2013 fourth quarter are below the average analyst expectations and the Company’s internal expectations.

Despite an uneven recovery in the U.S. housing market, we experienced significant demand for our U.S. new construction window products during the first half of the year. However, the market experienced a pull-back in demand that began during the third quarter and intensified during the fourth quarter due to severe weather, compounded by the continued lag in demand for our higher profit margin “big ticket” repair and remodeling products.

The key impact on our results is as follows:

1)
Net sales - Our estimated fourth quarter 2013 net sales reflect double digit growth over the prior year, largely driven by sales contributed by the two acquisitions that Ply Gem completed during the first half of 2013. Our organic sales were relatively stable for the fourth quarter despite all of our businesses experiencing a decline in demand during the last five weeks of the year. We believe the decrease in fourth quarter demand was primarily driven by a pull-back in the new construction housing market and severe winter weather.

2)
Gross margin - Our estimated fourth quarter 2013 gross margin performance was impacted by lower than expected sales which results in lower operating leverage against fixed manufacturing costs. In addition, our gross margins within our windows and doors segment continue to be impacted by labor inefficiencies driven by the uneven recovery and an unfavorable shift in product mix towards our lower priced products which typically carry a lower profit margin. Ply Gem is proactively addressing the labor inefficiencies and ramp-up costs that result from demand volatility through our “Enterprise Lean” initiative and a significantly enhanced sales and operating planning process which we expect to implement in early 2014. With these measures and with the expectation for a more normal market recovery, we believe that the challenges that we saw in 2013 will be mitigated as we go forward.

Despite our preliminary fourth quarter net sales and Adjusted EBITDA performance and the challenge that the recent “Polar Vortex” weather pattern presents, our outlook for the future remains positive with estimates for 2014 U.S. single family housing starts projected to increase in the range of 15% to 20%.
In addition, we are encouraged by a number of positive trends impacting our business:

1)
Price increases - We announced a selling price increase during our fourth quarter which we expect will benefit our future results, and we will be implementing additional selling price increases in early 2014.

2)
Share gains - We continue to gain market penetration as demonstrated by recent customer wins for our new cellular PVC trim product and metal accessories, which we expect will yield run-rate sales of over $15.0 million when fully converted.

3)
Synergies - As discussed on our third quarter 2013 earnings call, our integration of the Gienow and Mitten acquisitions that were completed during the first half of 2013 are progressing well, with combined acquisition cost savings and synergies expected to be in the $15.0 million to $20.0 million range when fully implemented.

We remain confident in the favorable outlook for the U.S. housing market and our expectation for Ply Gem’s performance in a mid-cycle housing market environment remains unchanged.

About Ply Gem
Ply Gem Holdings, Inc. listed on the New York Stock Exchange under the symbol PGEM and headquartered in Cary, N.C., is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl siding, designer accents, cellular PVC trim and mouldings, fencing and composite railing, aluminum coil and related accessories, stone veneer and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Ply Gem® Stone, Kroy®, Cellwood®, Ply Gem® Trim, Georgia-Pacific, Durabuilt®, Richwood®, Leaf Relief®, Gutter Warrior™ and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Mastic® Replacement Windows, Ply Gem® Canada, Gienow® and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Ply Gem employs more than 6,700 associates across North America. Visit www.plygem.com for more information.
The estimates described above are preliminary and represent the most current information available to management. Therefore, it is possible that our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time our financial results for the quarter ended December 31, 2013 are finalized.
This announcement may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements.” Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed in or implied by our forward-looking statements, including: the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our high degree of leverage and other factors discussed in Ply Gem Holdings’ news releases, public statements and/or filings with the Securities and Exchange Commission, including Ply Gem Holdings’ most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of the Company’s control and all of these factors are difficult or impossible to predict accurately. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Ply Gem Industries, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901